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                                                                   Exhibit 10.10

                                          June 24, 1998

Mr. Al Indelicato
118 Woodland Road
Hampton, NH  03842

Dear Al:

      I am pleased that you have made the decision to join us at Amtrol, Inc. on July 27, 1998. This letter confirms your employment.

* POSITION: President and CEO of Amtrol Inc., as well as a director.

* SALARY: $300,000 per annum. Guaranteed bonus for the first twelve (12) months of employment of $200,000 payable one-half on 12/31/98 and the balance on 6/30/99. This would be in addition to any earned bonus for 1999 performance.

* Participation in any company bonus/incentive/stock option plans subsequently offered by Amtrol, Inc.

* Cypress LLC/Amtrol Inc. will allow Al Indelicato and management team to purchase up to seven percent (7%) of the equity of Amtrol Inc. at the current valuation based on the recent purchase of stock by Cypress LLC. This option extends until 1/31/99.

* The opportunity of the management team to earn an additional seven percent (7%) of the full equity ownership based on the approved operating statistics, such statistics to be mutually agreed upon by 10/31/98. ?Amtrol Inc. will rent an apartment and supply an automobile to you.

* Amtrol Inc. will gross up earnings for any Rhode Island state income tax liability until such time as you establish residency in Rhode Island.

* When relocation to Rhode Island is contemplated, Amtrol Inc. agrees to negotiate a comprehensive relocation allowance package.

* Should you be severed (except for cause) or should there be a change of control during your period of employment, you shall be entitled to eighteen (18) months of the annual compensation (salary and bonus) payable monthly.

* You will be reporting to Andrew M. Massimilla.



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      Al, we at Cypress have heard many good things about you and your career and are very pleased that you have chosen to join us. I am sure we will enjoy a cordial and mutually beneficial relationship.

                                          Sincerely,